Exhibit 99.1

Draft, July 26, 4:30 PM, 2004

FOR IMMEDIATE RELEASE
TUESDAY, JULY 27, 2004

Contact:	Ami Knoefler
Director, Corporate Communications
510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

FREMONT, Calif., July 27, 2004 - Abgenix, Inc. (Nasdaq:ABGX) today reported financial results for the second quarter ended June 30, 2004.

For the quarter ended June 30, 2004, the company reported a net loss of $60.6 million or $0.68 per share, compared to a net loss of $66.7 million or $0.76 per share for the same period in 2003.  The net loss for the second quarter of 2004 included a $17.2 million charge for the write-off of intangible assets for technology and intellectual property in the field of catalytic antibodies. The net loss for the second quarter of 2003 included a charge of $28 million resulting from Abgenix’s cancellation of a previous manufacturing agreement with Lonza.

Revenues for the second quarter of 2004 were $5.5 million compared to $2.4 million for the same quarter in 2003. The company expects revenues to vary from quarter to quarter.  Contract revenues for the quarter ended June 30, 2004 primarily included licensing and milestone fees.  The second quarter of 2004 also included contract manufacturing revenue for the manufacture of an antibody product candidate for one of Abgenix’s collaborators.

Expenses for the second quarter of 2004 were $66.3 million, compared with $70.3 million for the same quarter of 2003.  Second quarter expenses in 2004 included a $17.2 million charge for the write-off of intangible assets consisting of technology and intellectual property in the field of catalytic antibodies acquired in the Company’s 2001 acquisition of Hesed Biomed Inc.  The Company incurred this charge following management’s decision to wind down the catalytic antibody program.  Expenses for 2004 also included an increase in research and development costs due to expansion of the panitumumab clinical program, which includes costs associated with manufacturing panitumumab.

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Expenses for both 2003 and 2004 included costs of starting up the company’s antibody production facility.  As more of the production facility was used for the manufacture of panitumumab in the second quarter of 2004 as compared to the second quarter of 2003, a larger portion of the cost of manufacturing was charged to research and development. Included in expenses for the second quarter of 2004 were costs of goods manufactured related to a contract manufacturing agreement for the manufacture of an antibody product candidate for a collaborator.  Second quarter 2003 expenses included fees associated with cancellation of a manufacturing agreement with Lonza.

Net cash used in operating activities in the second quarter of 2004 was $37.3 million.  For the second quarter of 2004, capital spending totaled $1.6 million, compared with $10.0 million for same quarter in 2003.  Included in the balance sheet at June 30, 2004 are long-term liabilities of $3.1 million representing an advance under the Company’s credit facility with Amgen pursuant to the companies’ codevelopment agreement for pantitumumab.

Abgenix ended the quarter with $269.1 million in cash, cash equivalents and marketable securities.

“During the second quarter, we continued to make substantive progress in advancing our broad portfolio of clinical and preclinical drug candidates,” said Ray Withy, Ph.D. CEO and President of Abgenix.  “Importantly, encouraging data were presented at ASCO demonstrating progress of our lead product, panitumumab, as well as several antibody candidates in development by our partners.”

Second quarter 2004 and recent company highlights include:

•                  Abgenix’s appointment of William R. Ringo as CEO and President, following Dr. Ray Withy’s decision to step down as CEO and President, effective August 30.  Mr. Ringo will also serve on the company’s board of directors and Dr. Withy will continue as a member of Abgenix’s board.

•                  Data presented at the 2004 American Society of Clinical Oncology regarding the company’s lead product candidate, panitumumab, which is currently in pivotal trials as third line monotherapy for colorectal cancer being conducted by codevelopment partner Amgen.  Presentations included:

•                  Results from an ongoing Phase 2 data for panitumumab showing that the antibody has antitumor activity when administered as a single-agent treatment to patients with metastatic colorectal cancer who failed chemotherapy.

•                  Results from part 1 of a second Phase 2 study demonstrating that panitumumab used as a front line therapy in combination with chemotherapy was generally well tolerated in patients with non-small cell lung cancer.

•                  Additional data were presented at ASCO by Abgenix’s technology licensing partners, Amgen and Pfizer, for XenoMouse® technology-derived antibodies that are in development by each of those companies.    Abgenix may receive future milestones and royalties for these potential products.

Conference call information

Abgenix will hold a conference call today at 4:30pm ET, 1:30pm PT to discuss financial results.  To participate in the teleconference, please dial 800.299.0433 fifteen minutes before the conference begins. International callers should dial 617.801.9712. The pass code is 56308030. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until August 10, 2004 on the company’s website or by dialing 888-286-8010.  International callers should dial 617-801-6888. The replay participant code is 75470596.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and process science and manufacturing activities and about its projected financial results and the achievement of milestone or similar payments, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing, regulatory approval processes, competitive products and services, future capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues:
Contract revenue	$4,189	$2,350	$7,079	$8,506
Contract manufacturing revenue	1,325	—	1,325	—
Total revenues	5,514	2,350	8,404	8,506
Operating expenses:
Cost of goods manufactured	1,857	—	1,857	—
Research and development	36,148	20,748	64,605	40,492
Manufacturing start-up costs	2,790	41,262	10,136	52,845
General and administrative	6,477	6,504	13,365	13,354
Amortization of intangible assets	1,791	1,791	3,583	3,606
Write-off of intangible assets	17,241	—	17,241	1,443
Total operating expenses	66,304	70,305	110,787	111,740
Loss from operations	(60,790)	(67,955)	(102,383)	(103,234)
Other income (expense):
Interest and other income	1,814	2,779	3,484	5,974
Interest expense	(1,647)	(1,485)	(3,290)	(2,481)
Total other income (expense)	167	1,294	194	3,493
Loss before income tax expense	(60,623)	(66,661)	(102,189)	(99,741)
Foreign income tax expense	—	—	—	84
Net loss	$(60,623)	$(66,661)	$(102,189)	$(99,825)
Basic and diluted net loss per share	$(0.68)	$(0.76)	$(1.15)	$(1.14)
Shares used in computing basic and diluted net loss per share	88,673	87,873	88,490	87,841

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2004	December 31, 2003
	(unaudited)	*
Cash, cash equivalents and marketable securities	$269,133	$347,763
Other current assets	13,221	17,816
Total current assets	282,354	365,579
Property and equipment, net	235,277	246,277
Long-term investments	18,491	20,695
Intangible assets, net	97,672	118,496
Deposits & other assets	28,550	29,146
Total assets	$662,344	$780,193
Deferred revenue	$8,142	$10,919
Other current liabilities	34,451	50,368
Total current liabilities	42,593	61,287
Convertible subordinated notes	249,873	200,000
Deferred rent	6,878	6,153
Other long-term liabilities	3,051	—
Redeemable convertible preferred stock	49,869	99,737
Stockholders’ equity	310,080	413,016
Total liabilities and stockholders’ equity	$662,344	$780,193

*  Derived from the December 31, 2003 audited financial statements.

Note:  Certain amounts have been reclassified to conform to the current year presentation.